UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2009.

PRINCIPAL CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50389	98-0389183
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

Suite 100-9375 E. Shea Blvd. Scottsdale, AZ, 85260
(Address of principal executive offices)

 Telephone: 480-214-9588
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement

On January 23, 2009, as previously disclosed in an 8K filed by the Company on January 26, 2009, the Company, though its authorized agent, entered into an acquisition agreement to acquire all of the business assets of the Ice Mobile Broadcast Phone, including but not limited to the following: All plans, designs, software, hardware and trade secrets relating to the Ice Mobile Broadcast Phone as well as the provisional Patent Application dated July 2008, known as the “Ice Mobile Broadcasting Phone”.  After completing due diligence on the company and its assets, the Company decided to terminate the acquisition agreement.  As a result, on April 7, 2009, the Company provided notice that it was terminating the agreement.

Item 8.01    Other Events

Name Change

On March 27, 2009, the Board of Directors resolved to change the name of Principal Capital Group, Inc. to Gazoo Energy Group, Inc.  As of the date of this filing, all necessary documents have been filed with NASDAQ to perfect these changes. These changes have been ratified and initiated which will better reflect to company's business moving forward.

Item 9.01    Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits

Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRINCIPAL CAPITAL GROUP, INC.

Date: April 9, 2009	/s/ Alan Miller
President and Director